Exhibit 99.1
Exhibit 99.1

CBSH
1000 Walnut Street / Suite 700 / Kansas City, Missouri 64106 / 816.234.2000

FOR IMMEDIATE RELEASE:
Thursday, January 19, 2023

COMMERCE BANCSHARES, INC. REPORTS
FOURTH QUARTER EARNINGS PER SHARE OF $1.04

Commerce Bancshares, Inc. announced earnings of $1.04 per share for the three months ended December 31, 2022, compared to $.90 per share in the same quarter last year and $.97 per share in the third quarter of 2022. Net income for the fourth quarter of 2022 amounted to $131.6 million, compared to $114.9 million in the fourth quarter of 2021 and $122.8 million in the prior quarter.

“The company delivered strong results in the fourth quarter,” said John Kemper, President and Chief Executive Officer. “Loan growth, margin expansion, and resilient fee-based income all contributed to record quarterly revenue. Taking stock of where we are and looking ahead into 2023, the strength of our deposit franchise and our long-term, conservative and disciplined approach to credit and capital management position us well in an uncertain environment.

“Our results would not be possible without our talented team members and their unwavering commitment to our purpose and culture. Our results are a reflection of the way our team works collaboratively, communicates, and strives toward the shared goal of helping our customers focus on what matters most.”

Fourth Quarter 2022 Financial Highlights:

•Net interest income was $254.6 million, an $8.3 million increase over the prior quarter. The net yield on interest earning assets increased 17 basis points to 3.18%.

•Non-interest income totaled $136.8 million, a decrease of $1.7 million compared to the prior quarter.

•Non-interest expense totaled $216.7 million, an increase of $3.9 million compared to the prior quarter.

•Average loan balances totaled $15.9 billion, an increase of $239.0 million, or 1.5%, over the prior quarter.

•Total average available for sale debt securities decreased 7.9%, or $1.1 billion, from the prior quarter to $12.4 billion, at fair value. Purchases of securities during the quarter totaled $145.3 million, with a weighted average yield of approximately 5.05%.

•Average deposits declined $1.1 billion, or 4.1%, from the prior quarter. The average rate paid on interest bearing deposits was .40%.

•The ratio of annualized net loan charge-offs to average loans was .14% compared to .12% in the prior quarter.

Exhibit 99.1

•Non-accrual loans totaled $8.3 million compared to $7.2 million in the prior quarter. Non-accrual loans were .05% of total loans.

•The allowance for credit losses on loans increased $6.8 million during the fourth quarter to $150.1 million, and at December 31, 2022, the ratio of the allowance for credit losses on loans to total loans was .92%, compared to .90% at September 30, 2022.

•The Company purchased 332,178 shares of its common stock this quarter at an average price of $70.15.

•Total assets at December 31, 2022 were $31.9 billion, a decrease of $726.7 million, or 2.2%, from the prior quarter.

•For the quarter, the return on average assets was 1.65%, the return on average equity was 21.88%, and the efficiency ratio was 55.3%.

Commerce Bancshares, Inc. is a regional bank holding company offering a full line of banking services through its subsidiaries, including payment solutions, investment management and securities brokerage. One of its subsidiaries, Commerce Bank, leverages almost 160 years of proven strength and experience to help individuals and businesses solve financial challenges. In addition to offering payment solutions across the U.S., Commerce Bank currently operates full-service banking facilities across the Midwest including the St. Louis and Kansas City metropolitan areas, Springfield, Central Missouri, Central Illinois, Wichita, Tulsa, Oklahoma City, and Denver. It also maintains commercial offices in Dallas, Houston, Cincinnati, Nashville, Des Moines, Indianapolis, and Grand Rapids. Commerce delivers high-touch service and sophisticated financial solutions at regional branches, commercial offices, ATMs, online, mobile and through a 24/7 customer service line.

This financial news release and the supplementary Earnings Highlights presentation are available on the Company’s website at https://investor.commercebank.com/news-info/financial-news-releases/default.aspx.
* * * * * * * * * * * * * * *
For additional information, contact
Matt Burkemper, Investor Relations
(314) 746-7485
www.commercebank.com
matthew.burkemper@commercebank.com

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Year Ended
(Unaudited) (Dollars in thousands, except per share data)	Dec. 31, 2022	Sep. 30, 2022	Dec. 31, 2021	Dec. 31, 2022	Dec. 31, 2021
FINANCIAL SUMMARY
Net interest income	$254,641	$246,373	$207,657	$942,185	$835,424
Non-interest income	136,825	138,514	147,699	546,535	560,393
Total revenue	391,466	384,887	355,356	1,488,720	1,395,817
Investment securities gains (losses)	8,904	3,410	(9,706)	20,506	30,059
Provision for credit losses	15,477	15,290	(7,054)	28,071	(66,326)
Non-interest expense	216,740	212,884	203,582	848,777	805,901
Income before taxes	168,153	160,123	149,122	632,378	686,301
Income taxes	34,499	33,936	33,764	132,358	145,711
Non-controlling interest expense	2,026	3,364	452	11,621	9,825
Net income attributable to Commerce Bancshares, Inc.	$131,628	$122,823	$114,906	$488,399	$530,765
Earnings per common share:
Net income — basic	$1.05	$0.97	$0.90	$3.86	$4.12
Net income — diluted	$1.04	$0.97	$0.90	$3.85	$4.11
Effective tax rate	20.77%	21.65%	22.71%	21.32%	21.54%
Fully-taxable equivalent net interest income	$256,675	$248,737	$210,424	$951,815	$847,116
Average total interest earning assets (1)	$31,991,224	$32,807,393	$34,318,520	$33,384,162	$32,874,701
Diluted wtd. average shares outstanding	124,589,323	125,116,585	127,282,556	125,560,387	128,038,042

RATIOS
Average loans to deposits (2)	59.73%	56.40%	52.36%	55.41%	56.46%
Return on total average assets	1.65	1.48	1.28	1.45	1.55
Return on average equity (3)	21.88	17.84	13.11	17.31	15.37
Non-interest income to total revenue	34.95	35.99	41.56	36.71	40.15
Efficiency ratio (4)	55.26	55.19	57.29	56.90	57.64
Net yield on interest earning assets	3.18	3.01	2.43	2.85	2.58

EQUITY SUMMARY
Cash dividends per share	$.252	$.252	$.238	$1.010	$.952
Cash dividends on common stock	$31,648	$31,740	$30,489	$127,466	$122,693
Book value per share (5)	$19.85	$18.91	$27.05
Market value per share (5)	$68.07	$63.01	$65.47
High market value per share	$72.60	$70.45	$68.10
Low market value per share	$63.17	$61.14	$61.76
Common shares outstanding (5)	124,999,100	125,329,198	127,508,571
Tangible common equity to tangible assets (6)	7.32%	6.80%	9.01%
Tier I leverage ratio	10.34%	9.87%	9.13%

OTHER QTD INFORMATION
Number of bank/ATM locations	275	277	287
Full-time equivalent employees	4,594	4,595	4,567
(1)Excludes allowance for credit losses on loans and unrealized gains/(losses) on available for sale debt securities.
(2)Includes loans held for sale.
(3)Annualized net income attributable to Commerce Bancshares, Inc. divided by average total equity.
(4)The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of total revenue.
(5)As of period end.
(6)The tangible common equity ratio is calculated as stockholders’ equity reduced by goodwill and other intangible assets (excluding mortgage servicing rights) divided by total assets reduced by goodwill and other intangible assets (excluding mortgage servicing rights).
All share and per share amounts have been restated to reflect the 5% stock dividend distributed in December 2022.

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

(Unaudited) (In thousands, except per share data)	For the Three Months Ended					For the Year Ended
	Dec. 31, 2022	Sep. 30, 2022	Jun. 30, 2022	Mar. 31, 2022	Dec. 31, 2021	Dec. 31, 2022	Dec. 31, 2021
Interest income	$286,377	$262,666	$238,154	$211,782	$210,479	$998,979	$848,290
Interest expense	31,736	16,293	5,769	2,996	2,822	56,794	12,866
Net interest income	254,641	246,373	232,385	208,786	207,657	942,185	835,424
Provision for credit losses	15,477	15,290	7,162	(9,858)	(7,054)	28,071	(66,326)
Net interest income after credit losses	239,164	231,083	225,223	218,644	214,711	914,114	901,750
NON-INTEREST INCOME
Trust fees	44,710	45,406	46,792	47,811	48,893	184,719	188,227
Bank card transaction fees	44,588	45,638	43,873	42,045	44,773	176,144	167,891
Deposit account charges and other fees	21,989	24,521	25,564	22,307	25,493	94,381	97,217
Consumer brokerage services	4,518	5,085	5,068	4,446	4,878	19,117	18,362
Capital market fees	3,386	3,393	3,327	4,125	3,841	14,231	15,943
Loan fees and sales	2,566	3,094	3,246	4,235	5,248	13,141	29,720
Other	15,068	11,377	11,557	6,800	14,573	44,802	43,033
Total non-interest income	136,825	138,514	139,427	131,769	147,699	546,535	560,393
INVESTMENT SECURITIES GAINS (LOSSES), NET	8,904	3,410	1,029	7,163	(9,706)	20,506	30,059
NON-INTEREST EXPENSE
Salaries and employee benefits	138,458	137,393	142,243	135,953	132,640	554,047	525,248
Data processing and software	27,991	28,050	27,635	27,016	25,777	110,692	101,792
Net occupancy	11,774	12,544	12,503	12,296	12,308	49,117	48,185
Equipment	5,021	5,036	4,734	4,568	4,691	19,359	18,089
Supplies and communication	4,446	4,581	4,361	4,713	4,430	18,101	17,118
Marketing	5,419	6,228	5,836	6,344	5,395	23,827	21,856
Other	23,631	19,052	16,193	14,758	18,341	73,634	73,613
Total non-interest expense	216,740	212,884	213,505	205,648	203,582	848,777	805,901
Income before income taxes	168,153	160,123	152,174	151,928	149,122	632,378	686,301
Less income taxes	34,499	33,936	32,021	31,902	33,764	132,358	145,711
Net income	133,654	126,187	120,153	120,026	115,358	500,020	540,590
Less non-controlling interest expense	2,026	3,364	4,359	1,872	452	11,621	9,825
Net income attributable to Commerce Bancshares, Inc.	$131,628	$122,823	$115,794	$118,154	$114,906	$488,399	$530,765
Net income per common share — basic	$1.05	$0.97	$0.92	$0.92	$0.90	$3.86	$4.12
Net income per common share — diluted	$1.04	$0.97	$0.92	$0.92	$0.90	$3.85	$4.11

OTHER INFORMATION
Return on total average assets	1.65%	1.48%	1.36%	1.33%	1.28%	1.45%	1.55%
Return on average equity (1)	21.88	17.84	16.29	14.41	13.11	17.31	15.37
Efficiency ratio (2)	55.26	55.19	57.29	60.29	57.29	56.90	57.64
Effective tax rate	20.77	21.65	21.66	21.26	22.71	21.32	21.54
Net yield on interest earning assets	3.18	3.01	2.79	2.45	2.43	2.85	2.58
Fully-taxable equivalent net interest income	$256,675	$248,737	$235,010	$211,393	$210,424	$951,815	$847,116
(1)Annualized net income attributable to Commerce Bancshares, Inc. divided by average total equity.
(2)The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of total revenue.

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - PERIOD END

(Unaudited) (In thousands)	Dec. 31, 2022	Sep. 30, 2022	Dec. 31, 2021
ASSETS
Loans
Business	$5,661,725	$5,528,895	$5,303,535
Real estate — construction and land	1,361,095	1,206,955	1,118,266
Real estate — business	3,406,981	3,331,627	3,058,837
Real estate — personal	2,918,078	2,862,519	2,805,401
Consumer	2,059,088	2,116,371	2,032,225
Revolving home equity	297,207	286,026	275,945
Consumer credit card	584,000	563,349	575,410
Overdrafts	14,957	3,216	6,740
Total loans	16,303,131	15,898,958	15,176,359
Allowance for credit losses on loans	(150,136)	(143,377)	(150,044)
Net loans	16,152,995	15,755,581	15,026,315
Loans held for sale	4,964	8,062	8,615
Investment securities:
Available for sale debt securities	12,238,316	12,632,510	14,450,027
Trading debt securities	43,523	39,222	46,235
Equity securities	12,304	8,954	9,202
Other securities	225,034	222,742	194,047
Total investment securities	12,519,177	12,903,428	14,699,511
Federal funds sold	49,505	14,020	2,800
Securities purchased under agreements to resell	825,000	1,275,000	1,625,000
Interest earning deposits with banks	389,140	642,943	3,971,217
Cash and due from banks	452,496	344,178	305,539
Premises and equipment — net	418,909	407,833	388,738
Goodwill	138,921	138,921	138,921
Other intangible assets — net	15,234	15,599	15,570
Other assets	909,590	1,097,031	506,862
Total assets	$31,875,931	$32,602,596	$36,689,088
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$10,066,356	$10,468,591	$11,772,374
Savings, interest checking and money market	15,126,981	16,014,487	16,598,085
Certificates of deposit of less than $100,000	387,336	391,145	435,960
Certificates of deposit of $100,000 and over	606,767	597,093	1,006,654
Total deposits	26,187,440	27,471,316	29,813,073
Federal funds purchased and securities sold under agreements to repurchase	2,841,734	2,314,590	3,022,967
Other borrowings	9,672	1,831	12,560
Other liabilities	355,508	443,752	392,164
Total liabilities	29,394,354	30,231,489	33,240,764
Stockholders’ equity:
Common stock	629,319	610,804	610,804
Capital surplus	2,932,959	2,683,631	2,689,894
Retained earnings	31,620	353,446	92,493
Treasury stock	(41,743)	(176,943)	(32,973)
Accumulated other comprehensive income	(1,086,864)	(1,119,344)	77,080
Total stockholders’ equity	2,465,291	2,351,594	3,437,298
Non-controlling interest	16,286	19,513	11,026
Total equity	2,481,577	2,371,107	3,448,324
Total liabilities and equity	$31,875,931	$32,602,596	$36,689,088

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCE SHEETS

(Unaudited) (In thousands)	For the Three Months Ended
	Dec. 31, 2022	Sep. 30, 2022	Jun. 30, 2022	Mar. 31, 2022	Dec. 31, 2021
ASSETS:
Loans:
Business	$5,478,241	$5,317,696	$5,385,181	$5,324,172	$5,191,844
Real estate — construction and land	1,268,900	1,288,721	1,225,267	1,134,902	1,228,237
Real estate — business	3,300,697	3,258,128	3,163,508	3,095,068	3,003,459
Real estate — personal	2,886,686	2,844,376	2,825,578	2,808,980	2,785,095
Consumer	2,089,912	2,101,622	2,070,560	2,040,200	2,043,690
Revolving home equity	293,681	280,923	272,280	273,859	276,464
Consumer credit card	559,463	550,058	537,681	540,844	559,429
Overdrafts	7,428	4,438	5,524	5,178	4,926
Total loans	15,885,008	15,645,962	15,485,579	15,223,203	15,093,144
Allowance for credit losses on loans	(143,285)	(137,833)	(134,670)	(149,685)	(162,428)
Net loans	15,741,723	15,508,129	15,350,909	15,073,518	14,930,716
Loans held for sale	6,567	7,170	7,933	9,383	11,203
Investment securities:
U.S. government and federal agency obligations	1,055,602	1,113,442	1,119,305	1,103,749	1,009,025
Government-sponsored enterprise obligations	55,732	55,753	55,762	51,770	50,777
State and municipal obligations	1,990,643	2,052,908	2,126,380	2,077,600	2,095,517
Mortgage-backed securities	6,605,936	6,847,912	7,158,252	7,316,609	7,141,249
Asset-backed securities	3,714,092	3,870,953	4,038,113	3,933,061	3,514,541
Other debt securities	560,951	587,026	643,463	636,247	629,643
Unrealized gain (loss) on debt securities	(1,582,061)	(1,064,534)	(851,110)	(174,297)	86,020
Total available for sale debt securities	12,400,895	13,463,460	14,290,165	14,944,739	14,526,772
Trading debt securities	44,626	35,621	43,904	40,686	46,513
Equity securities	10,534	8,838	9,094	9,498	9,171
Other securities	219,354	208,708	195,090	192,311	190,346
Total investment securities	12,675,409	13,716,627	14,538,253	15,187,234	14,772,802
Federal funds sold	27,683	13,486	4,269	1,053	564
Securities purchased under agreements to resell	1,174,457	1,379,341	1,703,569	1,733,887	1,669,835
Interest earning deposits with banks	640,039	980,273	1,248,942	2,608,029	2,856,992
Other assets	1,339,554	1,256,498	1,238,493	1,304,400	1,288,323
Total assets	$31,605,432	$32,861,524	$34,092,368	$35,917,504	$35,530,435

LIABILITIES AND EQUITY:
Non-interest bearing deposits	$10,360,834	$10,758,353	$11,209,680	$11,544,701	$11,919,268
Savings	1,567,113	1,595,857	1,609,694	1,563,093	1,507,199
Interest checking and money market	13,693,974	14,423,713	14,847,306	14,949,727	13,873,985
Certificates of deposit of less than $100,000	388,304	397,071	411,655	429,852	441,920
Certificates of deposit of $100,000 and over	596,703	578,158	648,728	862,232	1,105,480
Total deposits	26,606,928	27,753,152	28,727,063	29,349,605	28,847,852
Borrowings:
Federal funds purchased	143,630	51,929	113,128	23,356	20,848
Securities sold under agreements to repurchase	2,260,263	2,199,866	2,258,184	2,712,468	2,620,348
Other borrowings	179,552	2,010	2,029	768	1,078
Total borrowings	2,583,445	2,253,805	2,373,341	2,736,592	2,642,274
Other liabilities	28,745	123,691	139,986	505,644	562,102
Total liabilities	29,219,118	30,130,648	31,240,390	32,591,841	32,052,228
Equity	2,386,314	2,730,876	2,851,978	3,325,663	3,478,207
Total liabilities and equity	$31,605,432	$32,861,524	$34,092,368	$35,917,504	$35,530,435

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE RATES

(Unaudited)	For the Three Months Ended
	Dec. 31, 2022	Sep. 30, 2022	Jun. 30, 2022	Mar. 31, 2022	Dec. 31, 2021
ASSETS:
Loans:
Business (1)	4.68%	3.94%	3.16%	2.93%	3.16%
Real estate — construction and land	6.80	5.27	4.09	3.76	3.61
Real estate — business	5.15	4.40	3.70	3.38	3.41
Real estate — personal	3.45	3.36	3.27	3.28	3.21
Consumer	4.77	4.17	3.62	3.59	3.65
Revolving home equity	5.89	4.82	3.69	3.48	3.47
Consumer credit card	12.64	12.05	11.32	11.35	11.06
Overdrafts	—	—	—	—	—
Total loans	5.03	4.37	3.72	3.54	3.62
Loans held for sale	10.09	8.80	8.14	6.48	5.10
Investment securities:
U.S. government and federal agency obligations	2.01	4.51	4.93	3.42	3.11
Government-sponsored enterprise obligations	2.36	2.36	2.39	2.33	2.30
State and municipal obligations (1)	2.29	2.27	2.30	2.29	2.26
Mortgage-backed securities	1.88	1.93	1.99	1.98	1.40
Asset-backed securities	1.96	1.62	1.35	1.13	1.03
Other debt securities	1.89	1.93	1.97	2.00	2.07
Total available for sale debt securities	1.97	2.09	2.08	1.91	1.59
Trading debt securities (1)	3.81	2.74	2.46	1.84	1.54
Equity securities (1)	28.44	27.11	26.90	26.00	27.64
Other securities (1)	6.67	7.09	22.38	5.91	18.39
Total investment securities	2.07	2.18	2.36	1.97	1.82
Federal funds sold	4.27	2.77	1.79	.39	.70
Securities purchased under agreements to resell	2.36	1.72	1.03	1.24	1.62
Interest earning deposits with banks	3.69	2.25	.78	.18	.15
Total interest earning assets	3.59	3.21	2.86	2.49	2.47

LIABILITIES AND EQUITY:
Interest bearing deposits:
Savings	.06	.04	.04	.05	.08
Interest checking and money market	.38	.20	.06	.04	.04
Certificates of deposit of less than $100,000.73		.41	.20	.13	.14
Certificates of deposit of $100,000 and over	1.42	.60	.29	.20	.14
Total interest bearing deposits	.40	.21	.07	.05	.05
Borrowings:
Federal funds purchased	3.56	2.41	.79	.12	.11
Securities sold under agreements to repurchase	2.29	1.37	.48	.10	.08
Other borrowings	4.02	1.78	2.37	.53	—
Total borrowings	2.48	1.39	.50	.10	.08
Total interest bearing liabilities	.69%	.34%	.12%	.06%	.06%

Net yield on interest earning assets	3.18%	3.01%	2.79%	2.45%	2.43%
(1) Stated on a fully taxable-equivalent basis using a federal income tax rate of 21%.

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CREDIT QUALITY

	For the Three Months Ended					For the Year Ended
(Unaudited) (In thousands, except ratios)	Dec. 31, 2022	Sep. 30, 2022	Jun. 30, 2022	Mar. 31, 2022	Dec. 31, 2021	Dec. 31, 2022	Dec. 31, 2021
ALLOWANCE FOR CREDIT LOSSES ON LOANS
Balance at beginning of period	$143,377	$138,039	$134,710	$150,044	$162,775	$150,044	$220,834
Provision for credit losses on loans	12,404	10,150	7,287	(10,686)	(8,474)	19,155	(52,223)
Net charge-offs (recoveries):
Commercial portfolio:
Business	496	461	19	77	90	1,053	(4,758)
Real estate — construction and land	—	—	—	—	—	—	1
Real estate — business	(4)	(8)	(1)	(7)	6	(20)	(64)
	492	453	18	70	96	1,033	(4,821)
Personal banking portfolio:
Consumer credit card	3,467	2,882	2,937	3,372	2,964	12,658	20,008
Consumer	1,522	827	633	808	919	3,790	2,556
Overdraft	230	703	425	358	375	1,716	919
Real estate — personal	(40)	(15)	(41)	22	(71)	(74)	(98)
Revolving home equity	(26)	(38)	(14)	18	(26)	(60)	3
	5,153	4,359	3,940	4,578	4,161	18,030	23,388
Total net loan charge-offs	5,645	4,812	3,958	4,648	4,257	19,063	18,567
Balance at end of period	$150,136	$143,377	$138,039	$134,710	$150,044	$150,136	$150,044
LIABILITY FOR UNFUNDED LENDING COMMITMENTS	$33,120	$30,047	$24,907	$25,032	$24,204

NET CHARGE-OFF RATIOS (1)
Commercial portfolio:
Business	.04%	.03%	—%	.01%	.01%	.02%	(.08%)
Real estate — construction and land	—	—	—	—	—	—	—
Real estate — business	—	—	—	—	—	—	—
	.02	.02	—	—	—	.01	(.05)
Personal banking portfolio:
Consumer credit card	2.46	2.08	2.19	2.53	2.10	2.31	3.47
Consumer	.29	.16	.12	.16	.18	.18	.13
Overdraft	12.28	62.85	30.86	28.04	30.20	30.40	21.20
Real estate — personal	(.01)	—	(.01)	—	(.01)	—	—
Revolving home equity	(.04)	(.05)	(.02)	.03	(.04)	(.02)	—
	.35	.30	.28	.33	.29	.31	.41
Total	.14%	.12%	.10%	.12%	.11%	.12%	.12%

CREDIT QUALITY RATIOS
Non-accrual loans to total loans	.05%	.05%	.05%	.05%	.06%
Allowance for credit losses on loans to total loans	.92	.90	.88	.87	.99

NON-ACCRUAL AND PAST DUE LOANS
Non-accrual loans:
Business	$6,751	$5,645	$6,314	$6,756	$7,312
Real estate — construction and land	—	—	—	—	—
Real estate — business	189	149	167	190	214
Real estate — personal	1,366	1,390	1,436	1,389	1,631
Total	8,306	7,184	7,917	8,335	9,157
Loans past due 90 days and still accruing interest	$15,830	$12,538	$11,909	$10,670	$11,726
(1) Net charge-offs are annualized and calculated as a percentage of average loans (excluding loans held for sale).

COMMERCE BANCSHARES, INC.
Management Discussion of Fourth Quarter Results
December 31, 2022
For the quarter ended December 31, 2022, net income amounted to $131.6 million, compared to $122.8 million in the previous quarter and $114.9 million in the same quarter last year. The increase in net income compared to the previous quarter was primarily the result of increases in net interest income and investment securities gains, partly offset by lower non-interest income and higher non-interest expense. The net yield on interest earning assets grew 17 basis points to 3.18%. Average loans grew $239.0 million compared to the previous quarter, while average available for sale debt securities and average deposits each declined $1.1 billion. For the quarter, the return on average assets was 1.65%, the return on average equity was 21.88%, and the efficiency ratio was 55.3%.

Balance Sheet Review
During the 4th quarter of 2022, average loans totaled $15.9 billion, an increase of $239.0 million over the prior quarter, and $791.9 million, or 5.3%, over the same quarter last year. Compared to the previous quarter, average balances of business, business real estate, and personal real estate loans grew $160.5 million, $42.6 million, and $42.3 million, respectively. Period end loans increased $404.2 million compared to the prior quarter. During the current quarter, the Company sold certain fixed rate personal real estate loans totaling $2.4 million, compared to $16.7 million in the prior quarter.

Total average available for sale debt securities decreased $1.1 billion compared to the previous quarter to $12.4 billion, at fair value. The decrease in investment securities was mainly the result of lower balances of mortgage-backed and other asset-backed securities. During the current quarter, purchases of securities totaled $145.3 million with a weighted average yield of approximately 5.05%. Maturities and pay downs were $573.2 million. At December 31, 2022, the duration of the investment portfolio was 3.7 years, and maturities and pay downs of approximately $2.4 billion are expected to occur during the next 12 months.

Total average deposits decreased $1.1 billion this quarter compared to the previous quarter. The decrease in deposits mostly resulted from lower demand deposits and interest checking and money market deposits of $397.5 million and $729.7 million, respectively. Compared to the previous quarter, total average commercial, consumer, and wealth deposits declined $554.3 million, $426.7 million, and $162.0 million, respectively. The average loans to deposits ratio was 59.7% in the current quarter and 56.4% in the prior quarter. The Company’s average borrowings, which include customer repurchase agreements, were $2.6 billion in the 4th quarter of 2022 and $2.3 billion in the prior quarter.

Net Interest Income
Net interest income in the 4th quarter of 2022 amounted to $254.6 million, an increase of $8.3 million compared to the previous quarter. On a fully taxable-equivalent (FTE) basis, net interest income for the current quarter increased $7.9 million over the previous quarter to $256.7 million. The increase in net interest income was due to higher interest earned on loans, partly offset by lower interest earned on investment securities and higher interest expense. The net yield (FTE) on earning assets increased to 3.18%, compared to 3.01% in the prior quarter.

Compared to the previous quarter, interest income on loans (FTE) increased $29.2 million, mostly due to higher average rates on business, business real estate, construction, and consumer loans. The average yield (FTE) on the loan portfolio increased 66 basis points to 5.03% this quarter.

Interest income on investment securities (FTE) decreased $7.0 million compared to the prior quarter, due to lower rates earned, coupled with lower average balances. Interest income earned on U.S. government and federal agency securities decreased due to lower rates earned, which included the impact of $6.9 million in lower inflation income from Treasury inflation-protected securities this quarter. At December 31, 2022, the Company recorded a $1.1 million adjustment to premium amortization, which decreased interest income to reflect faster forward prepayment speed estimates on mortgage-backed securities. The average yield (FTE) on total investment securities was 2.07% in the current quarter, compared to 2.18% in the previous quarter.

The average rate paid on interest bearing deposits totaled .40% in the current quarter compared to .21% in the prior quarter. Interest expense on deposits increased $7.5 million this quarter compared to the previous quarter, while interest expense on securities sold under agreements to repurchase increased $5.5 million, due to a 92 basis point increase in the average rate paid. The overall rate paid on interest bearing liabilities was .69% in the current quarter compared to .34% in the prior quarter.

Non-Interest Income
In the 4th quarter of 2022, total non-interest income amounted to $136.8 million, a decrease of $10.9 million compared to the same period last year and decreased $1.7 million compared to the prior quarter. The decrease in non-interest income compared to the same period last year was mainly due to lower trust fees, deposit account fees, and loan fees and sales, partly offset by higher sweep fees. The decrease in non-interest income compared to the prior quarter was mainly due to lower deposit account fees and bank card fees. These decreases were partly offset by a $2.5 million increase in fair value adjustments on the Company’s deferred compensation plan assets, which are held in a trust

COMMERCE BANCSHARES, INC.
Management Discussion of Fourth Quarter Results
December 31, 2022
and recorded as both an asset and liability, affecting both other income and other expense.

Total net bank card fees in the current quarter decreased $185 thousand, or .4%, compared to the same period last year, and decreased $1.1 million compared to the prior quarter. Net corporate card fees increased $269 thousand, or 1.1%, over the same quarter of last year mainly due to higher interchange fee income, partly offset by higher rewards expense. Net debit card fees decreased $361 thousand, or 3.4%, and net credit card fees decreased $226 thousand, or 6.0%, while net merchant fees increased $133 thousand, or 2.5%. Total net bank card fees this quarter were comprised of fees on corporate card ($25.2 million), debit card ($10.4 million), merchant ($5.5 million) and credit card ($3.5 million) transactions.

In the current quarter, trust fees decreased $4.2 million, or 8.6%, from the same period last year, resulting from lower private client and institutional trust fees. Compared to the same period last year, deposit account fees decreased $3.5 million, or 13.7%, mainly due to lower overdraft and return item fees of $4.1 million. In September 2022, enhancements were made to consumer checking accounts that eliminated return item fees and lowered overdraft fees. Loan fees and sales declined $2.7 million, or 51.1%, compared to amounts recorded in the same quarter last year, mostly due to lower mortgage banking revenue.

Other non-interest income increased over the same period last year primarily due to higher sweep fees of $3.0 million, partly offset by lower gains on asset sales of $2.3 million. A $1.0 million gain on the sale of real estate was recorded this quarter, but it was lower than the $3.7 million gain on the sale of real estate recorded in the 4th quarter of 2021. For the 4th quarter of 2022, non-interest income comprised 35.0% of the Company’s total revenue.

Investment Securities Gains and Losses
The Company recorded net securities gains of $8.9 million in the current quarter, compared to gains of $3.4 million in the prior quarter and losses of $9.7 million in the 4th quarter of 2021. In the current quarter, the Company's private equity investment portfolio had net fair value gains and a gain on the sale of an investment of $6.7 million and $1.6 million, respectively.

Non-Interest Expense
Non-interest expense for the current quarter amounted to $216.7 million, compared to $203.6 million in the same period last year and $212.9 million in the prior quarter. The increase in non-interest expense compared to the same period last year was mainly due to higher salaries and employee benefits expense, data processing and software expense, miscellaneous losses, and travel and entertainment expense. The increase in non-interest expense compared to the prior quarter was mainly due to higher salaries and employee benefits expense, legal and professional fees expense, and the deferred compensation adjustment mentioned above, partly offset by lower marketing and occupancy expense.

Compared to the 4th quarter of last year, salaries and employee benefits expense increased $5.8 million, mostly due to higher full-time salaries expense, of $4.1 million, or 4.7%, and higher employee benefits expense of $1.3 million. Full-time equivalent employees totaled 4,594 and 4,567 at December 31, 2022 and 2021, respectively.

Compared to the same period last year, data processing and software expense increased $2.2 million due to higher software expense, bank card processing fees and increased costs for service providers. Other non-interest expense increased $5.3 million, mostly due to increases in miscellaneous losses, travel and entertainment, insurance, and professional fees expense of $1.6 million, $1.2 million, $742 thousand, and $507 thousand, respectively.

Income Taxes
The effective tax rate for the Company was 20.8% in the current quarter, 21.6% in the previous quarter, and 22.7% in the 4th quarter of 2021.

Credit Quality
Net loan charge-offs in the 4th quarter of 2022 amounted to $5.6 million, compared to $4.8 million in the prior quarter and $4.3 million in the same period last year. The ratio of annualized net loan charge-offs to total average loans was .14% in the current quarter, .12% in the previous quarter, and .11% in the 4th quarter of last year. Net loan charge-offs on personal banking loans increased $794 thousand to $5.2 million, mainly due to higher consumer and consumer credit card loan net charge-offs.

In the 4th quarter of 2022, annualized net loan charge-offs on average consumer credit card loans were 2.46%, compared to 2.08% in the previous quarter, and 2.10% in the same quarter last year. Consumer loan net charge-offs were .29% of average consumer loans in the current quarter, .16% in the prior quarter, and .18% in the same quarter last year.

At December 31, 2022, the allowance for credit losses on loans totaled $150.1 million, or .92% of total loans, and increased $6.8 million compared to the prior quarter. Additionally, the liability for unfunded lending commitments at December 31, 2022 was $33.1 million, an increase of $3.1 million compared to the liability at September 30, 2022.

At December 31, 2022, total non-accrual loans amounted to $8.3 million, an increase of $1.1 million over the previous quarter. At December 31, 2022, the balance of non-accrual loans, which represented .05% of loans outstanding, included

COMMERCE BANCSHARES, INC.
Management Discussion of Fourth Quarter Results
December 31, 2022
business loans of $6.8 million, personal real estate loans of $1.4 million, and business real estate loans of $189 thousand. Loans more than 90 days past due and still accruing interest totaled $15.8 million at December 31, 2022.

Other
During the 4th quarter of 2022, the Company distributed a 5% stock dividend on its common stock and paid a cash dividend of $.25 per common share (as restated for the stock dividend), representing a 6.0% increase over the same period last year. The Company purchased 332,178 shares of treasury stock during the current quarter at an average price of $70.15.

Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions, and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements.